Exhibit 99.1

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Jody Taylor
CFO
630-573-7328

RC2 Reaches Proposed Settlement of Nationwide Class Action
Arising From Recall of Certain Thomas & Friends™ Wooden Railway Products

OAK BROOK, IL, January 22, 2008 --  RC2 Corporation (NASDAQ:RCRC) today announced that it has settled a nationwide class action lawsuit against the Company which was filed in the Circuit Court of Cook County, Illinois in 2007 in connection with the Company’s recall of certain Thomas & Friends Wooden Railway products.  The Court granted preliminary approval of the terms of the proposed settlement today.  If the settlement receives final approval it would resolve all class claims of persons in the United States who purchased or own recalled Thomas & Friends Wooden Railway products which were recalled in June and September of 2007.  In connection with this settlement, the Company expects to record in the 2007 financial results, a charge in the range of $3.5 million to $4.5 million, net of tax, to cover estimated additional replacement costs or refunds, donations, notice charges, claims administration and legal fees related to this settlement.

Curt Stoelting, CEO of RC2 commented, “This preliminary agreement acknowledges and builds upon the many steps that we’ve taken to replace recalled products and improve product safety, including instituting our Multi-Check Safety System, to safeguard current and future toy production. The Multi-Check Safety System, which provides additional comfort for parents, has now been extended to all of RC2’s product lines.  We’re pleased that we’ve been able to reach a proposed settlement, which if approved, will resolve this nationwide class action in a manner that helps us to continue to build parent’s trust.”

About RC2 Corporation
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends™, Bob the Builder™, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street. RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to the recall may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the outcome of the class action lawsuits that have been filed against the Company related to the recall and the possibility of potential new claims or litigation; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.